Exhibit 4.34

Auditors' Letter Regarding Change in Auditor

April 29, 2013

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal auditors for Companhia Energética de Minas Gerais – CEMIG and, under the date of April 29, 2013, we re-issued our report on the consolidated financial statements of Companhia Energética de Minas Gerais – CEMIG as of and for the years ended December 31, 2011 and 2010. We had originally issued our report under the date of April 26, 2012 reporting on these consolidated financial statements and the effectiveness of internal control over financial reporting as of December 31, 2011. On July 10, 2012, Companhia Energética de Minas Gerais – CEMIG formally notified the regulator / market that under CVM  Instruction 308/99 the principal auditors would be changed as from the second quarter of 2012.

We have read Companhia Energética de Minas Gerais – CEMIG statement included under item 16F of its Form 20F dated April 29, 2013, and we agree with such statement.

Very truly yours,

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes

Belo Horizonte, Brazil